Exhibit 10.1

STOCK PURCHASE AGREEMENT AND PLAN OF REORGANIZATION

This STOCK PURCHASE AGREEMENT AND PLAN OF REORGANIZATION (the “AGREEMENT”), dated as of December 28, 2005, is by and among MEDIAG3, INC., a Delaware corporation whose principal office is located at 1960 The Alameda, Suite 125, San Jose, CA 95126 (“MEDIAG3”), ORIENTAL MEDIA COMMUNICATIONS, LTD., a Shanghai corporation whose principal office is located at 125 Chang Ning Road, Suite 4D, Shanghai, China 200042 (“ORIENTAL MEDIA”), and the stockholders of Oriental Media listed on the signature page to this Agreement (each a “Seller” and collectively “Sellers”).

RECITALS

A.

 Oriental Media is authorized to issue ten thousand (10,000) shares of common stock, $0.001 par value per share, of which One Hundred (100) shares are issued and outstanding and held by Sellers.

B.

MediaG3 is a privately held corporation with minimal assets and no liabilities.  MediaG3 is authorized to issue fifty million (50,000,000) shares of stock, composed of forty-five million (45,000,000) shares of common stock, $0.001 par value per share, and five million (5,000,000) shares of preferred stock, $0.001 par value per share.  As of the date hereof, six million one hundred and fifty thousand (6,150,000) shares of common stock, and no shares of preferred stock, are issued and outstanding.

C.

MediaG3 desires to acquire one hundred percent (100%) of the issued and outstanding stock of Oriental Media, in consideration for which MediaG3 shall issue an aggregate of two million two hundred fifty thousand (2,250,000) shares of MediaG3 common stock to Sellers.

AGREEMENT

NOW, THERFORE, in consideration of the terms, conditions, agreements and covenants contained herein, and in reliance upon the representations and warranties contained in this Agreement, the parties hereto agree as follows:

I

ACQUISITION OF ORIENTAL MEDIA SHARES BY MEDIAG3

1.1

Acquisition of Oriental Media.  In the manner and subject to the terms and conditions set forth herein, MediaG3 shall acquire from Sellers one hundred percent (100%) of the issued and outstanding shares of Oriental Media for the consideration set forth in Section 1.3 hereof (the “Oriental Media Shares”).

1.2

Effective Date.  If all of the conditions precedent to the obligations of each of the parties hereto as hereinafter set forth shall have been satisfied or shall have been waived, the transactions set forth herein (the “Acquisition”) shall become effective on the Closing Date as defined herein.

1.3

Consideration.  In consideration for the acquisition of the Oriental Media Shares, MediaG3 shall issue to Sellers an aggregate of two million two hundred fifty thousand (2,250,000) shares of MediaG3 common stock (the “MediaG3 Shares”).   Such shares will be restricted under the Securities Act of 1933, as amended (the “Securities Act”).

1.4

Disclosure Schedules.  Simultaneously with the execution of this Agreement, Sellers and Oriental Media shall deliver a schedule relating to Sellers and Oriental Media (the “Disclosure Schedule”) setting forth the matter required to be set forth in the Disclosure Schedule as described elsewhere in this Agreement.  The Disclosure Schedule shall be deemed to be part of this Agreement.

II

CONDUCT OF BUSINEESS PENDING CLOSING

2.1

Access by Sellers and Oriental Media.  MediaG3 shall afford to Sellers, Oriental Media, and to Sellers’ and Oriental Media’s counsel, accountants and other representatives, throughout the period prior to the Closing Date, full access, during normal business hours, to (a) all of the books, contracts and records of MediaG3, and shall furnish Sellers and Oriental Media, during such period, with all information concerning MediaG3 that Sellers or Oriental Media may reasonably request and (b) the properties of MediaG3 in order to conduct inspections at Sellers’ and Oriental Media’s expense to determine that MediaG3 is operating in material compliance with all applicable federal, state and local and foreign statues, rules and regulations, and that MediaG3’s assets are substantially in the condition and of the capacities represented and warranted in this Agreement.  Any such investigation or inspection by Sellers or Oriental Media shall not be deemed a waiver of, or otherwise limit, the representations, warranties and covenants contained herein.

2.2

Access by MediaG3.

Oriental Media and Sellers shall afford to MediaG3, and to MediaG3’s counsel, accountants and other representatives, throughout the period prior to the Closing Date, full access, during normal business hours, to (a) all of the books, contracts and records of Oriental Media, and shall furnish MediaG3, during such period, with all information concerning Oriental Media and Sellers that MediaG3 may reasonably request and (b) the properties of Oriental Media in order to conduct inspections at MediaG3’s expense to determine that Oriental Media is operating in material compliance with all applicable federal, state and local and foreign statues, rules and regulations, and that Oriental Media’s assets are substantially in the condition and of the capacities represented and warranted in this Agreement.  Any such investigation or inspection by MediaG3 shall not be deemed a waiver of, or otherwise limit, the representations, warranties and covenants contained herein.

2.2

Conduct of Business of MediaG3.  During the period from the date hereof to the Closing Date, the business of MediaG3 shall be operated in the usual and ordinary course of such business and in material compliance with the terms of this Agreement.  Without limiting the generality of the foregoing:

(a)

MediaG3 shall use its reasonable efforts to (i) keep available the services of its present management; (ii) complete or maintain all existing arrangements including but not limited to filings, licensing, affiliate arrangements, transferals, leases and other arrangements in full force and effect in accordance with their existing terms; (iii) maintain the integrity of all its confidential information; and (iv) comply in all material respects with all applicable laws; and

(b)

MediaG3 shall not (i) sell or transfer any of its assets or property; (ii) shall not make any distribution, whether by dividend or otherwise, to any of its stockholders or employees except for compensation to employees and payments to associated companies for goods and services, in the usual and ordinary course of business; (iii) not declare and dividend or other distribution; (iv) redeem or otherwise acquire any shares of its capital stock or other securities; (v) except with respect to the acquisition of Little Sheep Children’s Product Development, Ltd. (“Little Sheep”), issue or grant rights to acquire shares of its capital stock or other securities; or (vi) except with respect to the acquisition of Little Sheep, agree to do any of the foregoing.

2.3

Conduct of Business of Oriental Media.  During the period from the date hereof to the Closing Date, the business of Oriental Media shall be operated by Oriental Media in the usual and ordinary course of such business and in material compliance with the terms of this Agreement.  Without limiting the generality of the foregoing:

(a)

Oriental Media shall use its reasonable efforts to (i) keep available the services of its present management; (ii) complete or maintain all existing arrangements including but not limited to filings, licensing, affiliate arrangements, transferals, leases and other arrangements in full force and effect in accordance with their existing terms; (iii) maintain the integrity of all confidential information of Oriental Media; and (iv) comply in all material respects with all applicable laws; and

(b)

Oriental Media shall not (i) sell or transfer any of its assets or property; (ii) shall not make any distribution, whether by dividend or otherwise, to any of its stockholders or employees except for compensation to employees and payments to associated companies for goods and services, in the usual and ordinary course of business; (iii) not declare and dividend or other distribution; (iv) redeem or otherwise acquire any shares of its capital stock or other securities; (v) issue or grant rights to acquire shares of its capital stock or other securities; or (vi) agree to do any of the foregoing.

III

REPRESENTATIONS AND WARRANTIES OF MEDIAG3

MediaG3 represents and warrants to Sellers and Oriental Media as follows, with the knowledge and understanding that Sellers and Oriental Media are relying materially upon such representations and warranties.

3.1

Organization and Standing.  MediaG3 is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  MediaG3 has all requisite corporate power to carry on its business as it is now being conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary under applicable law except where the failure to qualify (individually or in aggregate) will not have any material adverse effect on the business or prospects of MediaG3.  The copies of the Certificate of Incorporation, Bylaws and minute book of MediaG3, as amended to date and made available to Sellers and Oriental Media, are true and complete copies of these documents as now in effect.

3.2

Capitalization

(a)

The authorized capital stock of MediaG3 consists of forty-five million (45,000,000) shares of common stock, $0.001 par value per share, of which six million one hundred and fifty thousand (6,150,000) shares are issued and outstanding, and five million (5,000,000) shares of preferred stock, $0.001 par value per share, of which no shares are issued or outstanding.  All of such shares of capital stock that are issued and outstanding are duly authorized, validly issued and outstanding, fully paid and non assessable, and were not issued in violation of the preemptive rights of any person.  Except for that certain letter of intent dated December 8, 2005 with Little Sheep, there are no subscriptions, warrants, rights or calls or other commitments or agreements to which MediaG3 is a party of by which it is bound, pursuant to which MediaG3 is or may be required to issue or deliver securities of any class.  There are no outstanding securities convertible or exchangeable, actually or contingently, into common stock or any other securities of MediaG3.

(b)

All outstanding shares of MediaG3 capital stock have been issued and granted in compliance with all applicable federal and state securities laws.

3.3

Subsidiaries.  MediaG3 owns no subsidiaries nor does it own or have an interest in any other corporation, partnership, joint venture or other entity.

3.4

Authority.  MediaG3’s Board of Directors has approved and adopted this Agreement and the transactions contemplated hereby.  This Agreement constitutes, and all other agreements contemplated hereby will constitute, when executed and delivered by MediaG3 in accordance herewith, the valid and binding obligations of MediaG3, enforceable in accordance with their respective terms.

3.5

Contracts and Other Commitments.  Other than the letter of intent with Little Sheep, MediaG3 is not a party to any material contract, agreement, commitment or other instruments (whether oral or written).

3.6

Litigation.  There is no claim, action, proceeding, or investigation pending or, to its knowledge, threatened against or affecting MediaG3 before or by any court, arbitrator or governmental agency or authority.

3.7

Compliance with Laws and Regulations.  MediaG3 has complied and is presently complying, in all material respects, with all laws, rules, regulations, orders and requirements (federal, state and local and foreign) applicable to it in all jurisdictions where the business of MediaG3 is conducted or to which MediaG3 is subject, including, without limitation, all applicable federal and state securities laws, civil rights, and equal opportunity employment laws and regulation, and all federal, antitrust, antimonopoly and fair trade practice laws.  There has been no assertion by any party that MediaG3 is in violation in any material respect of any such laws, rules, regulations, orders, restrictions or requirements with respect to its operations and no notice in that regard has been received by MediaG3.

3.8

No Conflict.  The making and performance of this Agreement will not (i) conflict with or violate the Certificate of Incorporation or the Bylaws of MediaG3, (ii) violate any laws, ordinances, rules, or regulations, or any order, writ, injunction or decree to which MediaG3 is a party or by which MediaG3 or any of its businesses, or operations may be bound or affected or (iii) result in any breach or termination of, or constitute a default under, or constitute and event which, with notice or lapse of time, or both, would become an default under, or result in the creation of any encumbrance upon any material asset of MediaG3 under, or create any rights of termination, cancellation or acceleration in any person under, any material agreement, arrangement, or commitment, or violate any provisions of any laws, ordinances, rules or regulations or any order, writ, injunction, or decree to which MediaG3 is a party or by which MediaG3 or any of its material assets may be bound.

3.9

Governmental Approvals; Consents.  No authorization, license, permit, franchise, approval, order or consent of, and no registration, declaration or filing by MediaG3 with, any United States governmental authority, whether federal, state or local, is required on connection with MediaG3’s execution, delivery and performance of this Agreement.  No consents of any other parties are required to be received by or on part of MediaG3 to enable MediaG3 to enter into and carry out this Agreement.

3.10

No Omissions or Untrue Statements.  To the best of its knowledge no representation or warranty made by MediaG3 to Sellers and Oriental Media in this Agreement or any certificate of a MediaG3 officer required to be delivered to Sellers pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading as of the date hereof and as of the Closing Date.

3.11

Disclaimer of Further Warranties; Etc.

Except as expressly set forth in this Agreement and any Schedules and Exhibits hereto, neither Sellers nor Oriental Media has made any other presentation or warranty to MediaG3 in connection with the Acquisition.  MediaG3’s decision to enter into the Acquisition is based upon its own independent judgment and investigation and not on any representations and warranties of Sellers or Oriental Media other than those expressly stated in this Agreement and in the Schedules and Exhibits hereto.

IV

REPRESENTATIONS AN WARRANTIES OF SELLERS AND ORIENTAL MEDIA

Except as set forth in the Oriental Media Disclosure Schedule, Sellers and Oriental Media represent and warrant to MediaG3 as follows, with the knowledge and understanding that MediaG3 is relying materially upon such representations and warranties:

4.1

Organization and Standing.  Oriental Media is a corporation duly organized, validly existing and in good standing under the laws of the City of Shanghai, People’s Republic of China.  Oriental Media has all requisite corporate power to carry on its business as now conducted and is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary under applicable law except where the failure to qualify (individually or in the aggregate) will not have a material adverse effect on the business or prospects of Oriental Media.  The copies of the charter documents and other corporate records of Oriental Media, as amended to date, and made available to MediaG3, are true and complete copies of those documents as now in effect, and are true and accurate in all material respects.

4.2

Capitalization.

(a) The authorized capital stock of Oriental Media consists of ten thousand (10,000) shares of common stock, $0.001 par value per share, of which one hundred (100) share are issued and outstanding and held by Sellers in the amounts set forth in the Oriental Media Disclosure Schedule.  Such outstanding shares of common stock are duly authorized, validly issued, fully paid, and non-assessable, and were not issued in violation of the preemptive rights of any person.  Other than as set forth in the Oriental Media Disclosure Schedule, there are no subscriptions, warrants, rights or calls of other commitments or agreements to which Oriental Media is or may be required to issue or deliver securities of any class.  Other than as set forth in the Oriental Media Disclosure Schedule, there are no outstanding securities convertible or exchangeable, actually or contingently, into common stock or any other securities of Oriental Media.

(b)

All outstanding shares of Oriental Media capital stock have been issued and granted in compliance with all applicable securities laws and other applicable legal requirements.

4.3

Subsidiaries.  Oriental Media owns no subsidiaries nor does it own or have an interest in any other corporation, partnership, joint venture or other entity.

4.4

Authority.

Oriental Media’s Board of Directors has approved and adopted this Agreement and the transactions contemplated hereby.  This Agreement constitutes, and all other agreements contemplated hereby will constitute, when executed and delivered by Sellers and Oriental Media in accordance herewith, the valid and binding respective obligations of Sellers and Oriental Media, enforceable in accordance with their respective terms.

4.5

Properties and Assets.  Except as set forth in the Oriental Media Disclosure Schedule, Sellers have good and marketable title to all of the shares of Oriental Media common stock, free and clear of all liens, claims and encumbrances of third persons whatsoever.  Oriental Media has good and marketable title to all of the assets and properties which it purports to own as reflected on the balance sheet included in the Oriental Media Financial Statements (as hereinafter defined), or thereafter acquired.

4.6

Contracts and Other Commitments.  The Oriental Media Disclosure Schedule consists of a true and complete list of all material contracts, agreements, commitments and other instruments (whether oral or written) to which Oriental Media is a party.  Oriental Media has made or will make available to MediaG3 a copy of each such contract.  All such contracts are valid and binding upon Oriental Media and are in full force and effect and are enforceable in accordance with their respective terms.  To Sellers’ and Oriental Media’s knowledge, no such contracts are in breach, and no event has occurred which, with the lapse of time or action by a third party, could result in a material default under the terms thereof.  No Seller has received any payment from any contracting party in connection with or as an inducement for causing Oriental Media to enter into any such contract.

4.7

Litigation.  There is no claim, action, proceeding, or investigation pending or, to its knowledge, threatened against or affecting any Seller or Oriental Media before or by any court, arbitrator or governmental agency or authority which in the reasonable judgment of such Seller or Oriental Media, as applicable, could have a material adverse effect on the operations or prospects of Oriental Media.  There is no strike or unresolved labor dispute relating to Oriental Media’s employees that could have a material adverse effect on the business or prospects of Oriental Media.  There are no decrees, injunctions or orders of any court, governmental department, agency or arbitration outstanding against Oriental Media or asserted against Oriental Media that has not been paid.  There are no Tax (as defined below) liens upon the assets of Oriental Media.  There is no valid basis, to the knowledge of Oriental Media for any assessment, deficiency, notice, 30-day letter or similar intention to assess any Tax to be issued to Oriental Media by any governmental authority.

4.8

Taxes.   For purposes of this Agreement, (A) “Tax” (and with correlative meaning, “Taxes”) shall mean any federal, state, local or foreign income, alternative or add-on minimum, business, employment, franchise, occupancy, payroll, property, sales, transfer, use, value added, withholding or other tax, levy, impost, fee, imposition, assessment or similar charge together with any related addition to tax, interest, penalty or fine thereon; and (B) “Returns” shall mean all returns (including, without limitation, information returns and other material information), reports and forms relating to Taxes

 a)

Oriental Media has duly filed all Returns required to be filed by it other than such Returns (individually and in the aggregate) where the failure to file would have a material adverse effect on the business or prospects of Oriental Media.  All such returns were, when filed, and to the knowledge of Oriental Media are, accurate and complete in all material respects and were prepared in conformity with applicable laws and regulations.  Oriental Media has paid or will pay in full or has adequately reserved against all Taxes otherwise assessed against it through the Closing Date.

(b)

Oriental Media is not a party to any pending action or proceeding by any governmental authority for the assessment of any Tax, and, to the knowledge of Oriental Media, no claim for assessment or collection of any Tax related to Oriental Media has been asserted against Oriental Media that has not been paid.  There are no Tax liens upon the assets of Oriental Media.  There is no valid basis, to the knowledge of Oriental Media, for any assessment, deficiency, notice, 30-day letter or similar intention to assess any Tax to be issued to Oriental Media by any governmental authority.

4.9

Compliance with Laws and Regulations.  To the best of its knowledge, Oriental Media has complied and is presently complying, in all material respects, with all laws, rules, regulations, orders and requirements applicable to it in all jurisdictions in which its operations are currently conducted or to which it is currently subject.

4.10

Hazardous Materials.  Oriental Media has not violated, or received any written notice from any governmental authority with respect to the violation of any law, rule, regulation or ordinance pertaining to the use, maintenance, storage, transportation or disposal of Hazardous Materials.  As used herein the term “Hazardous Materials” means any substance now or hereafter designated pursuant to Section 307(a) and 311 (b)(2)(A) of the Federal Clean Water Act, 33 USC §§ 1317(a), 1321(b)(2)(A), Section 112 of the Federal Clean Air Act, 42 USC § 3412, Section 3001 of the Federal Resource Conservation and Recovery Act, 42 USC § 6921, Section 7 of the Federal Toxic Substances Control Act, 15 USC § 2606, or Section 101(14) and Section 102 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC §§ 9601(14), 9602.

4.11

No Conflict.

The making and performance of this Agreement will not (i) conflict with or violate the charter documents of Oriental Media, (ii) violate any laws, ordinances, rules, or regulations, or any order, writ, injunction or decree to which Oriental Media is a party or by which Oriental Media or any of its businesses, or operations may be bound of affected or (iii) result in any breach or termination of, or constitute a default under, or constitute and event which, with notice or lapse of time, or both, would become an default under, or result in the creation of any encumbrance upon any material asset of Oriental Media under, or create any rights of termination, cancellation or acceleration in any person under, any material agreement, arrangement, or commitment, or violate any provisions of any laws, ordinances, rules or regulations or any order, writ, injunction, or decree to which Oriental Media is a party or by which Oriental Media or any of its material assets may be bound.

4.12

Employees.

Oriental Media has no employees that are represented by any labor union or collective bargaining unit.

4.13

Financial Statements.  The Oriental Media Disclosure Schedule contains an unaudited balance sheet of Oriental Media as of December 8, 2005 and related unaudited statements of operations, cash flow and stockholders’ equity of Oriental Media for the required periods ended at such date (collectively the “Oriental Media Financial Statements”).  The Oriental Media Financial Statements present fairly, in all material respects, the financial position on the dates thereof and results of operations of Oriental Media for the periods indicated, prepare in accordance with GAAP, consistently applied.

4.14

Absence of Certain Changes or Events.  Except as set forth in the Oriental Media Disclosure Schedule, since December 8, 2005 (the “Oriental Media Balance Sheet Date”), there has not been:

(a)

any material adverse change in the financial condition, properties, assets, liabilities or business of Oriental Media;

(b)

any material damage, destruction or loss of any material properties of Oriental Media, whether or not covered by insurance;

(c)

any material adverse change in the manner in which the business of Oriental Media has been conducted;

(d)

any material adverse change in the treatment and protection of trade secrets or other confidential information of MediaG3; and

(e)

any occurrence not included in paragraphs (a) through (d) of this Section 4.14 which has resulted, or which Oriental Media has reason to believe, might be expected to result in a material adverse change in the business or prospects of Oriental Media.

4.15

Governmental Licenses, Permits and Authorizations.  Oriental Media has all governmental licenses, permits, authorizations and approvals necessary for the conduct of its business as currently conducted.  All such licenses, permits, authorizations and approvals are in full force and effect, and no proceedings for the suspension or cancellation of any thereof is pending or threatened.

4.16

Employee Benefit Plans.

(a)

Oriental Media has no salary, bonus, material deferred compensation, material incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans, programs or material agreements.

(b)

Neither the execution nor the delivery or performance of this Agreement, not the consummation of the Acquisition or any of the other transactions contemplated by this Agreement, will result in any bonus, golden parachute, severance or other payment or obligation to any current or former employee or director of Oriental Media, or result in any acceleration of the time of payment, provision or vesting of any such benefits.

4.17

Business Locations.

Other than as set forth in the Oriental Media Disclosure Schedule, Oriental Media does not own or lease any real or personal property in any state or country.

4.18

Oriental Media Intellectual Property.  Oriental Media owns no intellectual property of any kind.

4.19

Government Approval; Consents.  Except for the reports required to be filed in the future by Sellers under the Securities Act, no authorization, license, permit, franchise, approval, order or consent of, and no registration, declaration or filing by Oriental Media with, any governmental authority, domestic or foreign, federal, state or local, is required on connection with Oriental Media’s execution, delivery and performance of this Agreement.  No consents of any other parties are required to be received by or on part of Oriental Media to enable Oriental Media to enter into and carry out this Agreement.

4.20

Transactions with Affiliates.  Except as set forth in the Oriental Media Disclosure Schedule, Oriental Media is not indebted for money borrowed, either directly or indirectly, from any of its officers, directors, or any Affiliate, in any amount whatsoever; nor are any of its officers, directors, or Affiliates indebted for money borrowed from Oriental Media, nor are there any transactions of a continuing nature between Oriental Media and any of its officers, directors, or Affiliates not subject to cancellation which will continue beyond the Closing Date, including, without limitation, use of the assets of Oriental Media for personal benefit with or without adequate compensation.  For purposes of this Agreement, the term "Affiliate" shall mean any person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified. As used in the foregoing definition, the term (i) "control” shall mean the power through the ownership of voting securities, contract or otherwise to direct the affairs of another person and (ii) "person" shall mean an individual, firm, trust, association, corporation, partnership, government (whether federal, state, local or other political subdivision, or any agency or bureau of any of them) or other entity

4.21

No Distributions.

Oriental Media has not made nor has any intention of making any distribution or payment to any Seller with respect to any of such Seller’s shares prior to the Closing Date.

4.22

Liabilities.  To the best of its knowledge, Oriental Media has no material direct or indirect liabilities (“Oriental Media Liabilities”), whether or not of a kind required by generally accepted accounting principles to be set forth on a financial statement, other than (i) Oriental Media Liabilities fully and adequately reflected or reserved against on the Oriental Media Balance Sheet, (ii) Oriental Media Liabilities incurred in the ordinary course of the business of Oriental Media, and (iii) Oriental Media Liabilities otherwise disclosed in this Agreement.

4.23

No Omission or Untrue Statement.

To the best of their knowledge no representation or warranty made by Sellers or Oriental Media to MediaG3 in this Agreement, in the Oriental Media Disclosure Schedule or in any certificate of an Oriental Media officer required to be delivered to MediaG3 pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading as of the date hereof and as of the Closing Date.

4.24

Insurance.

The Oriental Media Disclosure Schedule lists all insurance policies of Oriental currently in effect.

4.25

Seller’s Representations Regarding Oriental Media Shares.   Each Seller represents and warrants to MediaG3 as follows:

(a)

Sellers are not insolvent and will not be insolvent after selling and delivering the Oriental Media Shares to MediaG3 pursuant to the terms of this Agreement, and the MediaG3 Shares will constitute new consideration at least equal to the full and fair value of the Oriental Media Shares.

(b)

Sellers each acknowledge that MediaG3 has minimal assets and no currently operating business and that the MediaG3 Shares are speculative and involve a high degree of risk, including among many other risks that the MediaG3 Share will be restricted as elsewhere described in this Agreement and will not be transferable unless first registered under the Securities Act, or pursuant to an exemption from the Act’s registration requirements.

(c)

Sellers each acknowledge and agree that he/she has had an opportunity to ask questions of and receive answers from MediaG3 regarding its business, assets, results of operations, financial condition and plan of operation and the terms and conditions of the issuance of the MediaG3 Shares.

(d)

Sellers are acquiring the MediaG3 Shares for their own accounts, and not for the account of any other person, and Sellers have no current intent to make any resale, pledge, hypothecation, distribution or public offering of the MediaG3 Shares except as permitted by applicable law.

(e)

Sellers, acting with the assistance of counsel and other professional adviser, each possess such knowledge and experience in financial, tax and business matters as to enable them to utilize the information and experience in financial, tax and business matters as to enable them to utilize the information made available by MediaG3, to evaluate the merits and risks of acquiring the MediaG3 Shares and to make an informed investment decision with respect thereto.

(f)

Sellers were not solicited by MediaG3 or anyone on MediaG3’s behalf to enter into any transaction whatever, by any form of general solicitation or general advertising, as those terms are defined in Regulation D under the Act.

4.26

Disclaimer of Further Warranties; Etc.  Except as expressly set forth in this Agreement and any Schedules and Exhibits hereto, MediaG3 has not made any other representation or warranty to Sellers or Oriental Media in connection with the Acquisition.  Sellers’ decision to enter into the Acquisition is based upon their own independent judgment and investigation and not on any representations and warranties of MediaG3 other than those expressly stated in this Agreement and in the Schedules and Exhibits hereto.

V

CLOSING

5.1

Closing.  The transactions contemplated by this Agreement shall be completed on the first business day after the day on which the last of the conditions contained in this Article V is fulfilled or waiver (the “Closing Date:”); provided, however, that in no event shall the Closing occur later than December 30, 2005 unless otherwise agreed to by the parties.  The Closing shall take place at the offices of Silicon Valley Law Group at 25 Metro Drive, Suite 600, San Jose, California 95110.  At the Closing, MediaG3, Sellers and Oriental Media shall make the deliveries contemplated by this Agreement, and in accordance with the terms of this Agreement.

5.2

MediaG3’s Closing Deliveries.  At the Closing, in addition to documents referred to elsewhere in this Agreement, MediaG3 shall deliver, or cause to be delivered to Sellers and Oriental Media:

(a)

A certificate, dated as of the Closing Date, executed by the President or Chief Executive Officer of MediaG3, to the effect that the representations and warranties contained in this Agreement are true and correct in all material respects at and as of the Closing Date and that MediaG3 has complied with or performed in all material respects all terms, covenants and conditions to be complied with or performed by MediaG3 on or prior to the Closing Date;

(b)

Certified resolutions of the MediaG3 Board of Directors and stockholders authorizing and approving the transactions set forth herein;

(c)

Certificates representing the MediaG3 Shares.

(d)

Such other documents as Sellers, Oriental Media, or their counsel may reasonably require.

5.3

Oriental Media’s Closing Deliveries.  At the Closing, in addition to documents referred to elsewhere, Sellers and/or Oriental Media shall deliver, or cause to be delivered to MediaG3:

(a)

A certificate of Oriental Media, dated as of the Closing Date, executed by the President or Chief Executive Officer of Oriental Media to the effect that the representations and warranties of Sellers contained in this Agreement are true and correct in all material respects all terms, covenants and conditions to be complied with or performed by Oriental Media on or prior to the Closing Date;

(b)

Certified resolutions of the Oriental Media Board of Directors authorizing and approving the transactions set forth herein;

(c)

Certificates representing the Oriental Media Shares, duly endorsed for transfer or accompanied by a properly executed stock power;

(d)

The Oriental Media Disclosure Schedule; and

(e)

Such other documents as MediaG3 or its counsel may reasonably require.

VI

CONDITIONS TO OBLIGATIONS OF MEDIAG3

The obligation of MediaG3 to consummate the Closing is subject to the following conditions, any of which may be waived by it in its sole discretion.

6.1

Compliance by Sellers and Oriental Media.  Sellers and Oriental Media shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Sellers and Oriental Media prior to or on the Closing Date;

6.2

Accuracy of Sellers and Oriental Media’s Representations.  Sellers and Oriental Media’s representation and warranties contained in this Agreement (including the Disclosure Schedule) or any schedule, certificate or other instrument delivered pursuant to the provision hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects at and as of the Closing Date (except for such changes permitted by this Agreement) and shall be deemed to be made again as of the Closing Date.

6.3

Documents.  All documents and instruments required hereunder to be delivered by Sellers or Oriental Media at the Closing shall be delivered in form and substance reasonably satisfactory to MediaG3 and its counsel.

6.4

Litigation.  No litigation seeking to enjoin the transactions contemplated by this Agreement or to obtain damages on account hereof shall be pending or to Sellers’ or Oriental Media’s knowledge, threatened.

6.5

Approval by Board of Directors of Oriental Media.  This Agreement and the transactions contemplated hereby shall have been approved by Oriental Media’s Board of Directors.

6.6

Material Adverse Change.  No material adverse change shall have occurred subsequent to December 21, 2005 in the financial position, results of operations, assets, liabilities or prospects of Oriental Media, not shall any event or circumstance have occurred which would result in a material adverse change in the financial position, results of operations, assets, liabilities or prospects of Oriental Media.

VII

CONDITIONS TO SELLERS’ AND ORIENTAL MEDIA’S OBLIGATIONS

Sellers’ and Oriental Media’s obligation to consummate the Closing is subject to the following conditions, any of which may be waived by either party in its sole discretion:

7.1

Compliance by MediaG3.  MediaG3 shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by MediaG3 prior to or on the Closing Date.

7.2

Accuracy of Representations of MediaG3.  The representations and warranties of MediaG3 contained in this Agreement or any schedule, certificate or other instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects at and as of the Closing Date (except for changes permitted by this Agreement) and shall be deemed to be made again as of the Closing Date.

7.3

Litigation.  No litigation seeking to enjoin the transactions contemplated by this Agreement or to obtain damages on account hereof shall be pending or to MediaG3’s knowledge, threatened.

7.4

Documents.  All documents and instruments required hereunder to be delivered by MediaG3 to Sellers and Oriental Media at the Closing shall be delivered in form and substance reasonably satisfactory to Sellers, Oriental Media and their counsel.

7.5

Approval by Board of Directors and Stockholders of MediaG3.  This Agreement and the transactions contemplated hereby shall have been approved by MediaG3’s Board of Directors and stockholders.

7.6

Material Adverse Change.  No material adverse change shall have occurred subsequent to December 8, 2005 in the financial position, results of operations, assets, liabilities or prospects of MediaG3, nor shall any event or circumstance have occurred which would result in a material adverse change in the financial position, results of operations, assets, liabilities or prospects of MediaG3.

VIII

TERMINATION

8.1

Termination Prior to Closing

(a)

If the Closing has not occurred by December 30, 2005, any party may terminate this Agreement at any time thereafter by giving written notice of termination to the other, provided, however, that no party may terminate this Agreement if such party has breached any material terms or conditions of this Agreement and such breach has prevented the timely closing of the Acquisition.  Notwithstanding the above, such deadline may be extended one or more times by mutual written consent of Sellers, Oriental Media and MediaG3;

(b)

Prior to December 30, 2005, if the Closing has not occurred, any party may terminate this Agreement following the insolvency or bankruptcy of the other party hereto, or if any one or more of the conditions to Closing set forth in Article VI or Article VII shall become incapable of fulfillment or there shall have occurred a material breach of this Agreement and either such condition of breach shall not have been waived by the party for whose benefit the condition was established, then MediaG3 (in the case of a condition in Article VI) or Sellers (in the case of a condition in Article VII) may terminate this Agreement.  In addition, either MediaG3 or Sellers may terminate this Agreement upon written notice to the other if it shall reasonably determine that the Acquisition has become inadvisable by reason of the institution or threat by any federal, state or municipal governmental authorities of a formal investigation or of any action, suit of proceeding of any kind against either or both parties.

8.2

Consequences of Termination.  Upon termination of this Agreement pursuant to this Article VIII or any other express right of termination provided elsewhere in this Agreement, the parties shall be relieved of any further obligation under this Agreement; provided, however, that no termination of this Agreement, pursuant to this Article VIII hereof or under any other express right of termination provided elsewhere in this Agreement shall operate to release any party from liability to any other party incurred otherwise than under this Agreement before the date of such termination, or from any liability resulting from any willful misrepresentations of a material fact made in connection with this Agreement or willful breach of any material provision hereof.

IX

ADDITIONAL COVENANTS

9.1

Mutual Cooperation.  The parties hereto will cooperate with each other, and will use all reasonable efforts to cause the fulfillment of the conditions to the parties’ obligations hereunder and to obtain as promptly as possible all consents, authorizations, orders or approvals from each and every third party, whether private or governmental, required in connection with the transactions contemplated by this Agreement.

9.2

Changes in Representations and Warranties of a Party.  Between the date of this Agreement and the Closing Date, no party shall directly or indirectly, enter into any transaction, take any action, or by inaction permit an otherwise preventable event to occur, which would result in any of the representation and warranties of such party herein contained not being true and correct at and as of the Closing Date.  Each party shall promptly give written notice to the other parties upon becoming aware of (A) any fact which, if known on the date hereof, would have been required to be set forth or disclosed pursuant to this Agreement, and (B) any impending or threatened breach in any material respect of any of the party’s representations and warranties contained in this Agreement and with respect to the latter shall use all reasonable efforts to remedy same.

9.3

MediaG3 Funding.  Subject to funds availability, MediaG3 shall provide funding to Oriental Media up to the aggregate amount of Eight Hundred Fifty Thousand Dollars.  Such funding shall be paid to Oriental Media within four to nine months after the completion of the audit of Oriental Media’s financial statements required in Section 9.4.

9.4

Audit of Oriental Media Financial Statements.   Within ten (10) business days after the Closing Date, Oriental Media’s independent, SEC-certified auditors shall commence an audit of Oriental Media’s financial statements at December 31, 2005 and for the fiscal year 2005 then ended.  Sellers shall cooperate with such audit.  Oriental Media shall bear all costs and expenses of such audit.

9.5

Agreement re Allocation of Expenses.  Subsequent to the Closing Date, MediaG3 and Oriental Media shall enter into an agreement for the allocation of certain expenses, including audit, public relations, global marketing and investor relations expenses.

X

INDEMNIFICATION

10.1

Indemnification by MediaG3.  Media G3 shall indemnify Sellers and Oriental Media in respect of, and hold Sellers and Oriental Media harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due to become due or otherwise), monetary damages, fines fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation attorneys fees and litigation costs) incurred or suffered by Sellers and Oriental Media:

(a)

Resulting from any misrepresentation, breach of warranty or failure to perform any covenant or agreement of MediaG3 contained in this Agreement;

(b)

Resulting from any employment, excess or property taxes owing or arising on account of or in connection with the operation of MediaG3 prior to the Closing; and

(c)

Resulting from any liability of MediaG3 incurred or resulting from activities that took place prior to the Closing not disclosed and not incurred in the ordinary course of business between December 8, 2005 and the Closing.

10.2

Indemnification by Sellers and Oriental Media.  Sellers and Oriental Media shall indemnify MediaG3 and its officers, directors, shareholders, agents and Affiliates (the “MediaG3 Indemnitees”) in respect of, and hold the MediaG3 Indemnitees harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due to become due or otherwise), monetary damages, fines fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation attorneys fees and litigation costs) incurred or suffered by the MediaG3 Indemnitees:

(a)

Resulting from any misrepresentation, breach of warranty or failure to perform any covenant or agreement of Sellers or Oriental Media contained in this Agreement;

(b)

Resulting from any employment, excess or property taxes owing or arising on account of or in connection with the operation of Sellers or Oriental Media prior to the Closing; and

(c)

Resulting from any liability of Sellers or Oriental Media incurred or resulting from activities that took place prior to the Closing not disclosed and not incurred in the ordinary course of business between December 8, 2005 and the Closing.

XI

MISCELLANEOUS

11.1

Expenses.  Except as provided in Sections 9.4 and 9.5 of this Agreement, each party shall each pay its own expenses incident to the negotiation, preparation and carrying out of this Agreement, including legal and accounting and audit fees.

11.2

Survival or Representations, Warranties and Covenants.  All statements contained in this Agreement or in any certificate delivered by or on behalf of MediaG3, Sellers or Oriental Media pursuant hereto, or in connection with the actions contemplated herby shall be deemed representations, warranties and covenants by MediaG3, Sellers or Oriental Media, as the case may be, hereunder.  All such representations, warranties and covenants shall survive the Closing for a period of one year thereafter.

11.3

Publicity.  Neither MediaG3, Sellers nor Oriental Media shall issue any press release or make any other public statement, in each case, relating to, in connection with or arising out of this Agreement or the transactions contemplated hereby, without obtaining the prior approval of the other, which shall not be unreasonably withheld or delayed; provided that MediaG3 may make such disclosures as may be required under federal or state securities laws.

11.4

Non Disclosure.  MediaG3 may, at any time after the date of this Agreement, divulge, furnish to or make accessible to anyone any knowledge or information with respect to confidential or secret processes, inventions, discoveries, improvements, formulae, plans, material, devices or ideas or know-how, whether patentable or not, with respect to any confidential or secret aspects of MediaG3 (including, without limitation, customer lists, supplier lists and pricing arrangements with customers or suppliers) ("Confidential Information").  Sellers and Oriental Media will not at any time after the date of this Agreement and prior to the Acquisition use, divulge, furnish to or make accessible to anyone any Confidential Information (other than to its representatives as part of its due diligence or corporate investigation). Any information, which (i) at or prior to the time of disclosure by either MediaG3, Sellers or Oriental Media was generally available to the public through no breach of this covenant, (ii) was available to the public on a nonconfidential basis prior to its disclosure by either MediaG3, Sellers or Oriental Media, or (iii) was made available to the public from a third party provided that such third party did not obtain or disseminate such information in breach of any legal obligation of MediaG3, Sellers or Oriental Media, shall not be deemed Confidential Information for purposes hereof, and the undertakings in this covenant with respect to Confidential Information shall not apply thereto.  The undertakings of MediaG3, Sellers and Oriental Media set forth above in this Section 11.4 shall terminate upon consummation of the Closing. If this Agreement is terminated pursuant to the provisions of Article VIII or any other express right of termination set forth in this Agreement, Sellers and Oriental Media shall return to MediaG3 all copies of all Confidential Information previously furnished to them by MediaG3.

11.5

Succession and Assignments and Third Party Beneficiaries. This Agreement may not be assigned (either voluntarily or involuntarily) by any party hereto without the express written consent of the other parties. Any attempted assignment in violation of this Section shall be void and ineffective for all purposes. In the event of an assignment permitted by this Section, this Agreement shall be binding upon the heirs, successors and assigns of the parties hereto. There shall be no third party beneficiaries of this Agreement except as expressly set forth herein to the contrary.

11.6

Notices. All notices, requests, demands, or other communications with respect to this Agreement shall be in writing and shall be (i) sent by facsimile transmission confirmed by first class mail to the other party, (ii) sent by first class mail, or (iii) personally delivered by a nationally recognized express overnight courier service, charges prepaid, to the following addresses (or such other addresses as the parties may specify from time to time in accordance with this Section)

(a)

To Sellers and Oriental Media:

Oriental Media Communications, Ltd.

Attn:  Wilmington Huimin Yuan

125 Change Ning Road, Suite 4D

Shanghai, China 2000420

Phone No. 21-5238-6055

Fax No.     21-5238-6056

 (b)

To MediaG3:

With a copy to:

MediaG3, Inc.

Silicon Valley Law Group

Attn: William Yuan

Attn: Cathryn S. Gawne, Esq.

1960 The Alameda, Suite 125

25 Metro Drive, Suite 600

San Jose, CA 95126

San Jose, CA  95110

Phone No.  (408) 557-2800

Phone No. (408) 573-5700

Fax No.      (408) 557-8800

Fax No.     (408) 573-5701

Notices will be deemed effective (i) three (3) working days after deposit, postage prepaid, if mailed, (ii) the next day if sent by overnight mail, or (iii) the same day if sent by facsimile and confirmed as set forth above.

11.7

Construction.  This Agreement shall be construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.  The parties consent to the exclusive jurisdiction and venue of the state courts located in Santa Clara County, California, or federal courts for the Northern District of California.  Service of process by any party in connection with any dispute arising under or relating to this Agreement shall be binding on the other parties if sent to such other parties by registered mail at the address specified in the paragraph relating to delivery of notices herein.

11.8

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

11.9

No Implied Waiver; Remedies. No failure or delay on the part of the parties hereto to exercise any right, power or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver nor shall any single or partial exercise of any right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. All rights, powers and privileges granted herein shall be in addition to other rights and remedies to which the parties may be entitled at law or in equity.

11.10

Entire Agreement. This Agreement, including the Exhibits and Disclosure Schedule attached hereto, sets forth the entire understandings of the parties with respect to the subject matter hereof, and it incorporates and merges any and all previous communications, understandings, oral or written as to the subject matter hereof, and cannot be amended or changed except in writing, signed by the parties.

11.11

Headings. The headings of the Sections of this Agreement, where employed, are for the convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meanings of the parties.

11.12

Severability. To the extent that any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted hereof and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

11.13

Attorneys Fees. In the event any legal action is brought to interpret or enforce this Agreement, the party prevailing in such action shall be entitled to recover its attorneys’ fees and costs in addition to any other relief to which it is entitled.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

MEDIAG3, INC.

ORIENTAL MEDIA

COMMUNICATIONS, LTD.

By:/s/William Yuan__

By:/s/Wilmington Huimin Yuan

Name: William Yuan

Name: Wilmington Huimin Yuan

Title: President and CEO

Title: CEO and Chairman

SELLERS:

_____________________________

_____________________________

_____________________________

_____________________________